CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To HUBCO, Inc.:

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 7, 1997 included in HUBCO's Annual Report on Form 10-K and of our report dated September 20, 1996 included in the annual report on Form 11-K for the year ended December 31, 1995 filed on behalf of the HUBCO, Inc. and Subsidiaries Savings and Investment Plan for Non-Bargaining Unit Employees and to all references to our firm included in this Registration Statement.



                                                     /S/ ARTHUR ANDERSEN LLP

Roseland, New Jersey
June 4, 1997